UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2014 (February 25, 2014)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-169152	60-0680859
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

642 Lexington Avenue Suite 1526 New York, New York	11572
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 740-2929

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01. Complete Acquisition or Disposition of Assets.

On February 28, 2014, Staffing 360 Solutions, Inc. (“Staffing”), through its wholly owned United Kingdom subsidiary Staffing 360 Solutions (UK) Limited (“Staffing UK,” together with Staffing, collectively, the “Company”), completed the acquisition (the “Acquisition”) of the business and certain assets of Poolia UK Ltd. (“Poolia UK”). The Acquisition was completed pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) by and among Staffing UK, and Poolia UK Ltd.

Poolia UK operates its professional staffing services from its office in London and focuses on providing temporary, contract and permanent qualified professionals to various banking, financial and commercial clients across the United Kingdom.

Pursuant to the Purchase Agreement, the Company purchased from the Poolia UK Ltd. substantially all of Poolia UK Ltd.’s business and assets, including but not limited to contracts, business information, records, book debts and good will.

The aggregate consideration to be paid by the Company to Poolia UK for the sale and purchase of the business and assets shall be £500,000 (the “Fixed Consideration”), plus an amount equal to the net asset value at the completion date of the acquisition (the “NAV Consideration,” together with the Fixed Consideration, collectively, the “Purchase Price”). The Fixed Consideration and a sum of £250,000, being an advance payment of the NAV Consideration, shall be paid in full in cash on Closing. The balance (if any) of the NAV Consideration shall be paid by the Company to Poolia within five business days after the date on which the net asset value becomes final and binding in accordance with the Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments:

On February 25, 2014, the Board of Directors (the “Board”) of the Company appointed Mr. Jeffrey Grout and Mr. Robert Weingarten to the Board to fill vacancies as a result of the increase in the size of the Board.

The Board also intends to appoint each of Mr. Grout and Mr. Weingarten as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board once such committees are established.

There is no arrangement or understanding between either Mr. Grout or Mr. Weingarten and any other persons pursuant to which Mr. Grout and Mr. Weingarten were selected as directors, and there are no related party transactions involving either Mr. Grout or Mr. Weingarten that are reportable under Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which either Mr. Grout or Mr. Weingarten is a party or in which he participates nor has there been any material amendment to any plan, contract or arrangement by virtue of either Mr. Grout’s or Mr. Weingarten’s appointment.

Appointment of Non-Executive Officers

On February 25, 2014, the Board of Directors held a meeting whereby they appointed additional new non-executive officers. Darren Minton was named Executive Vice President, Wade Pearson was named Senior Vice President – Finance and Nick Koutsivitis was named Vice President - Controller.

Resignation:

On February 26, 2014, Allan Hartley submitted his resignation to the Company whereby he resigned from his positions as Co-Chief Executive Officer and as a director of the Company, effective immediately.  Mr. Hartley’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

As a result of Mr. Hartley’s resignation, Mr. Matthew Briand will act as the sole Chief Executive Officer.

Item 8.01. Other Events.

On March 4, 2014, the Company issued a press release announcing the appointment of new directors, appointment of non-executive officers and the resignation of a Director and Co-Chief Executive Officer, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of Poolia and the accompanying notes will be filed within 71 days after filing of this Current Report.

(b) Pro Forma Financial Information.

The unaudited Pro Forma Consolidation Financial Statements of the Company and the accompanying notes will be filed within 71 days after filing of this Current Report.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

17.1	Resignation of Allan Hartley

99.1	Press Release dated March 4, 2014 announcing the appointment of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 4, 2014	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Alfonso J. Cervantes
		Name:	Alfonso J. Cervantes
		Title:	President and Vice Chairman of the Board